Exhibit 23.4

Consent of Geothermal Science, Inc.

In connection with U.S. Geothermal Inc.'s registration statement on Form S-3 (the "Registration Statement") under the United States Securities Act of 1933, I, Richard Holt, on behalf of Geothermal Science Inc. ("Geothermal"), hereby consent to the use of Geothermal's name and to the use of the "Assessment of Geothermal Potential, Neal Hot Springs, Malheur County, Oregon" dated February 5, 2009 (the "Assessment"), references to the Assessment, or portions thereof, or information derived from the Assessment, in, or incorporated by reference in, the Registration Statement.

Dated at Boise, Idaho, this 13th day of October, 2010.

/s/ Richard Holt
Name: Richard Holt
Title: Owner